DESCRIPTION OF PERFORMANCE GOALS

ESTABLISHED IN CONNECTION WITH 2010 FISCAL YEAR OF 2009-2011 CASH PERFORMANCE PLAN AND THE 2010-2012 CASH PERFORMANCE PLAN UNDER THE 2007 LONG-TERM INCENTIVE PLAN

The Compensation and Management Development Committee of the Board of Directors of ArvinMeritor, Inc. (“ArvinMeritor”), established a cash performance plan for the three-year performance period ending September 30, 2012, and also established targets for the 2010 fiscal year of the cash performance plan for the three year performance period ending September 30, 2011, in each case under Section 13 of the 2007 Long-Term Incentive Plan, as amended. Performance goals for each of the performance plans are based on three one-year targets, which are set at the end of the year for the following year. For the 2009-2011 cash performance plan, the target for the 2009 fiscal year was based on return on invested capital (“ROIC”), defined to mean ArvinMeritor’s net income for the fiscal year (before cumulative effect of accounting changes, gains and losses on sale of businesses, minority interest, tax-effected interest expense and tax effected restructuring expense) divided by the invested capital (total debt, including preferred capital securities, minority interests and shareowners’ equity), for such fiscal year. For the 2010 fiscal year of the 2009-2011 performance cycle and for the 2010 fiscal year of the 2010-2012 cash performance plan, these targets are based on a targeted EBITDA margin that is set at the end of each year for the following year.

The Compensation Committee also established target awards, stated as dollar amounts, for each participant. For the 2009-2011 performance cycle, participants can earn from 0% to 200% of his target award, based on actual performance against specified levels, and payouts are also multiplied by the percentage change in the price of ArvinMeritor common stock over the three-year performance period, which may increase the payment finally awarded up to a maximum of 200% of the original amount or reduce it down to a minimum of 50% of the original amount. For the 2010-2012 cash performance plan, participants can earn from 0% to 300% of his target award, based on actual performance against specified levels. There is no stock multiplier for this plan.

      At the end of the three year performance period, the total amount paid will be the sum of the percentages of target award earned for each year.